As filed with the Securities and Exchange Commission on October 13, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNIVISION COMMUNICATIONS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-43988884
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1999 Avenue of the Stars, Suite 3050
Los Angeles, California 90067

(Address, Including Zip Code, of Principal Executive Offices)

Univision Communications Inc.

2004 Performance Award Plan

(Full Title of the Plan)

C. Douglas Kranwinkle
Executive Vice President and General Counsel
Univision Communications Inc.
1999 Avenue of the Stars, Suite 3050
Los Angeles, California 90067
(310) 556-7676

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

COPY TO:

Allison M. Keller
O’Melveny & Myers LLP
1999 Avenue of the Stars, Suite 700
Los Angeles, California 90067
(310) 553-6700

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price		Amount Of Registration Fee
Class A Common Stock, par value $0.01 per share	15,936,550 shares	(1)	$30.85	(2)	$491,642,568	(2)	$62,291	(2)

(1)   This Registration Statement covers, in addition to the number of shares of the Registrant’s Class A common stock, par value $0.01 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by the Prospectus and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Univision Communications Inc. 2004 Performance Award Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends, or similar transactions.

(2)   Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on October 8 2004, as reported on the New York Stock Exchange.

The Exhibit Index for this Registration Statement is at page 8.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.                    Incorporation of Certain Documents by Reference

The following documents of Univision Communications Inc. (the “Company” or the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)             The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2003, filed with the Commission on March 15, 2004 (Commission File No. 001-12223);

(b)             The Company’s Quarterly Report on Forms 10-Q for its fiscal quarters ended March 31, 2004 and June 30, 2004, filed with the Commission on May 10, 2004 and August 9, 2004 respectively (Commission File No. 001-12223);

(c)             The Company’s Current Reports on Form 8-K filed with the Commission on January 6, 2004, January 12, 2004 and March 23, 2004 (each, Commission File No. 001-12223); and

(d)             The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A dated September 25, 1996 (Commission File No. 001-12223), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.                    Description of Securities

Not applicable.

Item 5.                    Interests of Named Experts and Counsel

O’Melveny & Myers LLP rendered the legal opinion attached as Exhibit 5 hereto.  Attorneys at O’Melveny & Myers LLP participating in the preparation of this Registration Statement hold 1,100 shares of the Company’s Common Stock.

Item 6.                    Indemnification of Directors and Officers

The Company’s certificate of incorporation provides that, to the fullest extent permitted by the General Corporation Law of the State of Delaware, its directors are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under Delaware law, liability of a director may not be limited (a) for any breach of the director’s duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (d) for any transaction from which the director derives an improper personal benefit. The effect of these provisions of the Company’s certificate of incorporation is to eliminate the rights of the Company and its stockholders to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (a) through (d) above.  This provision does not limit or eliminate the Company’s rights or the rights of any stockholder to seek nonmonetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

In the Company’s certificate of incorporation, the Company has also agreed to indemnify its directors, officers, employees and agents to the maximum extent provided by applicable law against all costs, liabilities and other losses actually and reasonably incurred or suffered by them arising out of their capacity as a director, officer, employee or agent of the Company or any other corporation for which the Company requests them to serve as a director, officer, employee or agent.  The Company’s directors, officers, employees and agents are also entitled to an advance of expenses to the maximum extent authorized or permitted by law in advance of the final disposition of any proceeding, subject to, to the extent required by applicable law, the receipt of an undertaking to repay the advancement if the person is ultimately determined not to be entitled to be indemnified.

Any repeal or limitation of the Company’s ability to provide indemnification as described above may not diminish any of their indemnification rights with respect to actions, suits or proceedings relating to transactions or facts occurring before the modification or repeal.

The Company maintains insurance policies for its directors and officers against certain liabilities arising out of their capacity as a director or officer of the Company.  In addition, the Company has entered into an indemnification agreement with each of its officers and directors with respect to losses arising out of their capacity as director or officer, and it is anticipated that similar agreements may be entered into, from time to time, with its future directors and officers.

Item 7.                    Exemption from Registration Claimed

Not applicable.

Item 8.                    Exhibits

See the attached Exhibit Index at page 10, which is incorporated herein by reference.

Item 9.                    Undertakings

(a)             The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)             The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)             Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on October 12, 2004.

By:	/s/ C. Douglas Kranwinkle
C. Douglas Kranwinkle
Executive Vice President and General Counsel

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints A. Jerrold Perenchio, Jeffrey T. Hinson and Robert V. Cahill, and each of them, acting individually and without the others, as his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them individually, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them individually, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Form S-8 Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ A. Jerrold Perenchio	Chairman of the Board and	October 12, 2004
A. Jerrold Perenchio	Chief Executive Officer (Principal Executive Officer)

/s/ Jeffrey T. Hinson	Executive Vice President	October 12, 2004
Jeffrey T. Hinson	and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Fernando Aguirre	Director	October 12, 2004
Fernando Aguirre

/s/ Gustavo Cisneros	Director	October 12, 2004
Gustavo Cisneros

Signature	Title	Date

/s/ Harold Gaba	Director	October 12, 2004
Harold Gaba

/s/ Alan F. Horn	Director	October 12, 2004
Alan F. Horn

/s/ Emilio Azcárraga Jean	Director	October 12, 2004
Emilio Azcárraga Jean

/s/ John G. Perenchio	Director	October 12, 2004
John G. Perenchio

/s/ Ray Rodriguez	Director	October 12, 2004
Ray Rodriguez

/s/ McHenry T. Tichenor, Jr.	Director	October 12, 2004
McHenry T. Tichenor, Jr.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.

Univision Communications Inc. 2004 Performance Award Plan.  (Filed as Appendix A to the Company’s Proxy Statement filed with the Commission on March 19, 2004 (Commission File No. 001-12223) and incorporated herein by this reference.)

5.	Opinion of O’Melveny & Myers LLP.

23.1	Consent of McGladrey & Pullen, LLP (consent of independent public accountants).

23.2	Consent of Ernst & Young LLP (consent of independent registered public accounting firm).

23.3	Consent of O’Melveny & Myers LLP (included in Exhibit 5).

24.	Power of Attorney (included in this Registration Statement under “Signatures”).